UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2009

AFFYMAX, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33213	77-0579396
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

4001 Miranda Avenue
Palo Alto, California 94304

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 812 -8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

As we have previously disclosed, in connection with settlement arrangements between UBS entities and various U.S. regulatory agencies, including the Securities and Exchange Commission relating to sales and marketing practices of auction rate securities (“ARS”), in November 2008, we accepted an offer from UBS AG of Series C-2 ARS Rights (“ARS Rights”) relating to $14.1 million of par value of our ARS that were purchased through UBS and currently held by us.  These ARS Rights provide us the option to require UBS to repurchase, at par, the ARS beginning on June 30, 2010, or prior to such date, UBS has the option to buy, at par, the ARS.

In connection with the ARS Rights, UBS also offered, through UBS Financial Services, Inc., an affiliate of UBS AG, a loan facility that allows draws of up to 75% of the stated value of our ARS portfolio, as determined by UBS Financial Services, Inc (the “Credit Facility”).  We entered into the Credit Facility and borrowed approximately $9.2 million, the available amount under the Credit Facility.

The Credit Facility is secured by the ARS and ARS Rights as collateral, and is subject to collateral maintenance requirements.  The terms of such facility and “no net cost loans made” thereunder are described in a prospectus issued by UBS dated October 7, 2008, File No. 333-153882.  The form of Credit Facility documentation is filed as exhibits to the Registration Statement on Form F-3 filed by UBS AG on October 7, 2008. These no net cost loans bear interest at a rate intended to equal the average rate of interest paid on the pledged ARS such that the net interest cost to us will be zero.  The borrowings under the Credit Facility are payable upon demand; however, UBS or its affiliates are required to provide us alternative financing on substantially similar terms, unless the demand right was exercised as a result of certain specified events or terminated for cause by UBS.

We expect to repay the borrowed amounts with the proceeds from the repurchase of the ARS upon the exercise of the ARS Rights. Proceeds of sales of our ARS will first be applied to repayment of the Credit Facility with the balance, if any, for our account.

Item 2.03. Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMAX, INC .

Dated: December 10, 2009	By:	/s/ Paul B. Cleveland
Paul B. Cleveland Executive Vice President, Corporate Development and Chief Financial Officer